SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: (Date of Earliest Event Reported) May 11, 2001

Group 1 Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-6355 (Commission File Number)	52-0852578 (IRS Employer Identification Number)

4200 Parliament Place, Suite 600, Lanham, Maryland (Address of principal executive offices)	0706-1844 (Zip Code)

(301) 918-0400 (Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

The purpose of this amendment is to amend Item 7 to provide certain financial information with respect to the Purchase (as defined below), which information was impracticable to provide at the time the Registrant filed the Current Report on Form 8-K dated May 25, 2001.

On May 11, 2001, Group 1 Software, Inc., a Delaware corporation (“Group 1”), and HotData, Inc., a Delaware corporation (“HotData”), entered into an Agreement for the Purchase and Sale of Assets, pursuant to which Group 1 has purchased specifically identified assets and assumed specifically identified liabilities of HotData (the “Purchase”) as of May 11, 2001. In consideration for the Purchase, Group 1 paid $2,000,000 in cash at closing. Group 1 also agreed to pay an additional 10% of the net revenue, as defined, generated from HotData license and service fees over the thirty-six months following the date of closing. These future amounts will be recorded at their fair value as an additional cost of the acquisition when they become distributable. The consideration paid to HotData shareholders was based on the Company’s evaluation of the business operations and intellectual property of HotData, and was negotiated in an arm’s length transaction among unrelated and unaffiliated (as defined under Rule 144 promulgated by the Securities and Exchange Commission) parties. The cash consideration for the acquisition was paid from Group 1‘s working capital and it is anticipated that future payments will also be made from working capital. Group 1 will account for the transaction as a purchase business combination.

HotData provides automated batch processing for address validation, move update, and appending of various demographic and geographic data over the Internet. The combination of the HotData technology and Group 1‘s DataQuality.net will create a comprehensive hosted services environment (ASP) that is capable of providing the functionality of all of Group 1‘s core products over the web.

ITEM 7 IS HEREBY AMENDED AND RESTATED AS FOLLOWS

Item 7. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

HotData Financial Statements for the year ended September 30, 2000 and Report of Independent Accountants thereon are attached as Exhibit 99.2. The unaudited balance sheet as of March 31, 2001 and the related statements of operations and of cash flows for the six months ended March 31, 2001 and 2000 are attached hereto as Exhibit 99.3.

(b) Pro Forma Financial Information.

The following unaudited pro forma financial information required pursuant to Article 11 of Regulation S-X previously omitted from the Company’s 8-K filed on May 25, 2001 is filed with this amendment:

Introduction to the Unaudited Pro Forma Condensed Combined Financial Data.
Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2001.
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 2001.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Group 1 Software, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The pro forma financial information gives effect to the following transactions:

ACQUISITION OF HOTDATA, INC.

On May 11, 2001, Group 1 Software, Inc., a Delaware corporation (“Group 1”), and HotData, Inc., a Delaware corporation (“HotData”), entered into an Agreement for the Purchase and Sale of Assets, pursuant to which Group 1 has purchased specifically identified assets and assumed specifically identified liabilities of HotData (the “Purchase”) as of May 11, 2001. In consideration for the Purchase, Group 1 paid $2,000,000 in cash at closing. Group 1 also agreed to pay an additional 10% of the net revenue, as defined, generated from HotData license and service fees over the thirty-six months following the date of closing. These future amounts will be recorded at their fair value as an additional cost of the acquisition when they become distributable.

ACQUISITION OF TRISENSE SOFTWARE, LTD.

On April 30, 2001, Group 1 Software, Inc., a Delaware corporation (“Group 1”), and TriSense Software, Ltd., a Minnesota corporation (“TriSense”), entered into an Agreement for the Purchase and Sale of Assets, pursuant to which Group 1 has purchased specifically identified assets and assumed specifically identified liabilities of TriSense (the “Purchase”) as of April 30, 2001. In consideration for the Purchase, Group 1 paid $1,545,000 in cash and delivered a promissory note with a principal balance of $6,131,000 payable in installments of principal plus accrued interest at the annual rate of 4.63% totaling $3,280,000 due on each of the first and second anniversary dates of closing.

The following unaudited pro forma condensed combined financial statements give effect to the Purchases as if they have been consummated, with respect to the statement of operations, at the beginning of the fiscal year presented or, with respect to the balance sheet, as of the date presented. The accounting policies of Group 1, HotData and TriSense are substantially comparable.

This information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes thereto of Group 1, the historical financial statements of TriSense, previously filed as Exhibit 99.1, and the historical financial statements of HotData, included herein as Exhibit 99.2. We are providing the unaudited pro forma condensed combined financial information for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2001

	Group 1 Software (1a)	TriSense (1b)	HotData (1c)	Adjust- ments		Total
ASSETS
Current assets:
Cash and cash equivalents	$ 36,179		$ 194	(3,545	)(a)	$ 32,828
Short-term investments, available for sale	7,954					7,954
Trade and installment accounts receivable, less allowance for doubtful accounts	23,658	40	81			23,779
Deferred income taxes	1,731					1,731
Prepaid expenses and other current assets	3,650	23	26			3,699

	73,172	63	301	(3,545)		69,991
Total current assets
Installment accounts receivable, long-term	695					695
Property and equipment, net	4,294	326	720	(117	)(b)	5,223
Computer software, net	20,234			1,469	(c)	21,703
Other assets	4,230	17	28	8,588	(d)	12,863

Total assets	102,625	406	1,049	6,395		110,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,977	102	170	(24	)(e)	2,225
Current portion of note payable	74		417	2,929	(f)	3,420
Accrued expenses	5,819	68	72	237	(g)	6,196
Accrued compensation	6,549		87			6,636
Current deferred revenues	29,032	44	256			29,332

Total current liabilities	43,451	214	1,002	3,142		47,809

Note payable, net of current portion	14		225	3,068	(h)	3,307
Deferred revenues, long-term	544					544
Deferred income taxes	4,165					4,165

Total liabilities	48,174	214	1,227	6,210		55,825

Commitments and contingencies
			13,615	(13,615	)(i)
Redeemable preferred stock						—
Stockholders’ equity:
Preferred stock	916					916

Common stock	3,327	60	1	(61	)(j)	3,327
Additional paid in capital	29,296	12,762	148	(12,711	)(j)	29,495
Retained earnings	24,533	(12,630)	(13,942)	26,572	(j)	24,533
Accumulated other comprehensive loss	(1,286)					(1,286)
Less treasury stock, 497 shares, at cost	(2,335)					(2,335)

Total stockholders’ equity	54,451	192	(13,793)	13,800		54,650

Total liabilities and stockholders’ equity	102,625	406	1,049	6,395		110,475

See notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended March 31, 2001

	Group 1 Software (1a)	TriSense (1b)	HotData (1c)	Pro Forma Adjust- ments		Proforma Total
Revenue:
Software license and related revenue	$ 40,055					$ 40,055
Maintenance and services	53,278	186	475			53,939

Total revenue	93,333	186	475			93,994

Cost of revenue:
Software license expense	11,204					11,204
Maintenance and service expense	19,149	188	578	294	(k)	20,209

Total cost of revenue	30,353	188	578	294		31,413

Gross profit	62,980	(2)	(103)	(294)		62,581
Operating expenses:
Research and development	6,377	1,884	1,497			9,758
Sales and marketing	31,043	312	2,218			33,573
General and administrative	13,459	1,035	1,609	2,106	(l)	18,209

Total operating expenses	50,879	3,231	5,324	2,106		61,540

	12,101	(3,233)	(5,427)	(2,400)		1,041
Income from operations
Non-operating income:
Interest income	2,533			(177	)(m)	2,356
Interest expense	(109)		(125)	(379	)(n)	(613)
Other non-operating income	457	6				463

Total non-operating income (expense)	2,881	6	(125)	(556)		2,206

Income before provision for income taxes	14,982	(3,227)	(5,552)	(2,956)		3,247
Provision (benefit) for income taxes	6,077			(5,240	)(o)	837
Net income (loss)	8,905	(3,227)	(5,552)	2,284		2,410
Preferred stock dividend requirements	(56)					(56)

Net income available to common stockholders	$ 8,849	$(3,227)	$(5,552)	$ 2,284		$ 2,354

Basic earnings per share	$ 1.46					$ 0.39

Diluted earnings per share	$ 1.28					$ 0.34

Basic weighted average shares outstanding	6,059					6,059

Diluted weighted average shares outstanding	6,958					6,958

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Basis of Presentation

On May 11, 2001, Group 1 completed the acquisition of HotData. The acquisition was accounted for using the purchase method of accounting. Under the purchase method of accounting the purchase price is allocated to assets acquired, including intangible assets, and liabilities assumed based on their respective fair values on the acquisition date. Purchase price in excess of net tangible and intangible assets has been recorded as goodwill.

The total purchase price of HotData of $2,225,000, consisting of $2,000,000 paid in cash and acquisition costs of $225,000 was preliminarily allocated as follows (in thousands):

Tangible assets	$ 991
Liabilities assumed	(1,283)
Assembled workforce	255
Technology	281
Goodwill	1,981
$ 2,225

Group 1 also agreed to pay an additional 10% of the net revenue, as defined, generated from HotData license and service fees over the thirty-six months following the date of closing. These future amounts will be recorded at their fair value as an additional cost of the acquisition when they become distributable.

On April 30, 2001, Group 1 completed the acquisition of TriSense. The total purchase price of TriSense of $7,645,000, consisting of $1,545,000 paid in cash, a promissory note with the present value of $5,997,000 and acquisition costs of $103,000 was preliminarily allocated as follows (in thousands):

Tangible assets	$ 248
Liabilities assumed	(143)
Assembled workforce	255
Technology	1,188
Goodwill	6,097
$ 7,645

Tangible assets will be depreciated over their estimated useful lives of two to five years. Technology consisting of computer software will be amortized by the greater of (a) the ratio that current gross revenues for the product bear to the total of current and anticipated future gross revenues for the product or (b) the straight-line method over the estimated economic life of five years. For purposes of these unaudited pro forma condensed combined financial statements, assembled workforce is amortized over one year and goodwill is amortized over five years. However, Group 1 is contemplating early adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142) effective April 1, 2001. Upon adoption of SFAS No. 142, assembled workforce will be classified as part of goodwill and goodwill will not be amortized. Group 1 will test goodwill for impairment at least annually in accordance with the requirements of SFAS No. 142. Group 1 anticipates its final allocation of the purchase price will be completed in fiscal 2002.

(2) Pro Forma Adjustments

1a. Represents the historical consolidated balance sheet and the related consolidated statement of operations of the Company as of and for the year ended March 31, 2001.

1b. Represents the historical unaudited balance sheet of TriSense as of March 31, 2001 and the historical unaudited statement of operations of TriSense for the twelve month period ended March 31, 2001.

1c. Represents the historical unaudited balance sheet of HotData as of March 31, 2001 and the historical unaudited statement of operations of HotData for the twelve month period ended March 31, 2001.

The pro forma adjustments to the unaudited pro forma condensed combined financial statements for the year ended March 31, 2001 are as follows:

(a)	Adjustment of $1.5 million and $2.0 million for cash payments made at the acquisition date for TriSense and HotData, respectively.

(b)	Adjustment of $0.1 million to eliminate assets excluded per the TriSense purchase agreement.

(c)	Adjustments of $1.2 million and $0.3 million to record estimated value of technology acquired for TriSense and HotData, respectively.

(d)	Adjustments of $6.4 million and $2.2 million to record estimated value of goodwill and acquired workforce for TriSense and HotData, respectively.

(e)	Adjustment for liabilities eliminated per the purchase agreements.

(f)	Adjustment to record $2.9 million short-term portion of note payable per the TriSense purchase agreement.

(g)	Adjustment for liabilities eliminated per the purchase agreements, net of closing costs accrued.

(h)	Adjustment to record $3.1 million long-term portion of note payable per the TriSense purchase agreement.

(i)	Adjustment to eliminate HotData redeemable preferred stock.

(j)	Adjustment to eliminate TriSense and HotData equity accounts in purchase accounting and adjustment of $0.2 million to additional paid in capital to record the fair value of warrants to purchase Group 1‘s common stock issued as part of the acquisition costs.

(k)	Adjustment of $0.2 million for amortization of technology acquired.

(l)	Adjustment of $1.6 million for amortization of goodwill over five years and $0.5 million for amortization of acquired workforce over one year, net of reduction in depreciation expense for assets not acquired per the TriSense purchase agreement.

(m)	Adjustment of $0.2 million for lost interest income as a result of cash paid for purchases.

(n)	Adjustment of $0.4 million for accrued interest expense, including amortization of discount, on promissory note issued for TriSense acquisition.

(o)	Adjustment of $5.2 million to reduce income tax provision at an effective tax rate of 44.6%.

Item 8. Not Applicable.

EXHIBIT INDEX

Exhibit No.	Description

(10.17)	Agreement for purchase and sale of assets by and between HotData, Inc. and Group 1 Software, Inc. dated May 11, 2001.

(23.1)*	Consent of KPMG LLP.

(99.1)	TriSense Software, Ltd. Financial Statements for the years ended December 31, 2000 and 1999 and Report of Independent Accountants.

(99.2)*	HotData, Inc. Financial Statements for the year ended September 30, 2000 and Report of Independent Accountants.

(99.3)*	HotData, Inc. Unaudited Balance Sheet as of March 31, 2001 and Statements of Operations and of Cash Flows for the six months ended March 31, 2001 and 2000.

*Filed herewith